Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Strong Second Quarter Financial Results Driven by Strong Start to U.S. Lawn & Garden Season

•	U.S. Consumer sales increase 8% driven by double-digit growth in consumer purchases

•	Hawthorne sales up 245% due to Sunlight acquisition and volume growth in most categories

•	GAAP EPS: $7.10 versus $2.66; Non-GAAP adjusted EPS of $3.64 versus $2.88

•	Full-year financial guidance re-affirmed

MARYSVILLE, Ohio, May 01, 2019 -- The Scotts Miracle-Gro Company (NYSE:SMG), the world’s leading marketer of branded consumer lawn and garden as well as hydroponic growing products, today announced company-wide sales increased 17 percent in its fiscal second quarter driven by the acquisition of Sunlight Supply and volume growth in both major business segments.

For the quarter ended March 30, 2019, GAAP earnings from continuing operations were $7.10 per share compared with $2.66 per share in the prior year. Within the quarter is a benefit of $259.8 million from the company’s divestiture of its minority stake in TruGreen. Non-GAAP adjusted earnings - which are the basis of the company’s financial guidance - were $3.64 per share compared with $2.88 a year ago.

On a fiscal year-to-date basis entering May, the Company said consumer purchases of its core lawn and garden products at its largest retailers in the U.S. increased by 13 percent.

“Consumers came flying out of the gate compared with last year to get a head start on the lawn and garden season,” said Jim Hagedorn, chairman and chief executive officer. “We’ve seen strong consumer engagement in every region, in every channel of retail and in nearly every product category in which we compete. Innovation has helped drive double-digit increases in lawn food, grass seed and growing media products, while retailer support led to over a 30 percent increase in consumer purchases of mulch. In addition, consumer purchases of non-selective weed control also are well ahead of last year, including a more than 20 percent increase in Roundup purchases.”

“In Hawthorne, shipments increased double digits on a comparative basis in every month of the quarter, and again in April. We’re seeing consistent growth in both durable and consumable products and solid performance in both new and established markets.”

“Our strong start in both businesses gives us increased confidence in our full-year guidance and increases the probability that sales growth for the full year could exceed our original guidance range of 10 to 11 percent.”

Second quarter details
For the fiscal second quarter, the Company reported sales of $1.19 billion, up 17 percent from $1.01 billion a year earlier. U.S. Consumer segment sales increased 8 percent to $993.5 million. Sales for the Hawthorne segment increased 245 percent to $144.1 million. On a comparative basis as if Sunlight was owned in 2018, sales increased 21%.

The company-wide gross margin rate was 39.7 percent on a GAAP basis and 39.8 percent on a non-GAAP adjusted basis. Both compare with a rate of 40.4 percent a year ago. The decline was mainly attributed to the impact of the Sunlight acquisition and unfavorable product mix, partially offset by higher pricing. Selling, general and administrative expenses (SG&A) increased 8 percent to $179.7 million due to acquisitions and higher media spending.

Other non-operating income was $260.1 million compared to a loss of $9.2 million a year earlier. The difference is due primarily to a pre-tax gain of $259.8 million related to the company’s divestiture of its minority ownership of TruGreen. The Company used the net proceeds from that transaction to reduce debt.

On a company-wide basis, GAAP income from continuing operations was $396.9 million, or $7.10 per share, compared with $152.7 million, or $2.66 per share, for the second quarter of fiscal 2018. These results include impairment, restructuring, and other items including the impact of the TruGreen transaction. Excluding these items, non-GAAP adjusted earnings was $203.2 million, or $3.64 per share, compared with $165.2 million, or $2.88 per share, last year.

Year-to-date details
For the first six months of fiscal 2019, the Company reported sales of $1.49 billion, up 20 percent from $1.23 billion a year earlier. U.S. Consumer segment sales increased 8 percent to $1.13 billion. Sales for the Hawthorne segment increased 140 percent to $284.8 million. On a comparative basis as if Sunlight was owned in 2018, sales increased 5%.

The company-wide gross margin rate was 34.1 percent on a GAAP basis and 34.3 percent on a non-GAAP adjusted basis. Both compare with a rate of 35.9 percent a year ago. Selling, general and administrative expense (SG&A) increased 8 percent to $296.0 million.

Other non-operating income was $262.9 million compared to a loss of $6.7 million a year earlier.

On a company-wide basis, GAAP income from continuing operations was $314.3 million, or $5.62 per share, compared with $132.7 million, or $2.29 per share, for the first six months of fiscal 2018. Excluding impairment, restructuring, and other items including the impact of the TruGreen transaction, non-GAAP adjusted earnings was $126.2 million, or $2.26 per share, compared with $103.0 million, or $1.78 per share, last year.

The Company also announced it has recently sold its ownership stake in a joint venture of a professional U.S. industrial, turf and ornamental herbicide company to Bayer for $37 million. The proceeds from the sale will be used to reduce debt. Also subsequent to the end of the second quarter, Bayer agreed to reimbursements of $20 million related to incremental expenses the Company has incurred and will incur later this year related to the Roundup business. Both of those payments will be reflected in the Company’s third quarter results.

Full-year outlook
The Company re-affirmed all aspects of its fiscal 2019 guidance although it acknowledged the strong start in both the U.S. Consumer and Hawthorne segments increases the probability that sales growth for the full year could exceed its original forecast.

“We are extremely pleased with our strong start to the year, which gives us a high degree of confidence in our guidance for non-GAAP adjusted earnings in a range of $4.10 to $4.30 per share,” said Randy Coleman, executive vice president and chief financial officer. “Our expected performance, combined with the cash proceeds from two divestitures, is allowing us to pay down debt more quickly than we expected several months ago.”

“While it’s still too early in the fiscal year to adjust any of our guidance targets, we currently anticipate providing the financial community with an updated outlook on fiscal 2019 in early June, consistent with how we’ve operated in the past.”

Conference Call and Webcast Scheduled for 9 a.m. EDT Today, May 1
The Company will discuss results during a webcast and conference call today at 9:00 a.m. EST. To participate in the conference call, please call 866-337-5532 (Conference Code: 7577941).  A replay of the call can be heard by calling 888-203-1112.  The replay will be available for 30 days. A live webcast of the call and the press release will be available on Company’s investor relations website at http://investor.scotts.com.  An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $2.6 billion in sales, the Company is one of the world's largest marketers of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•
In the event the Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 30, 2019	March 31, 2018	% Change	March 30, 2019	March 31, 2018	% Change
Net sales		$1,189.9	$1,013.3	17%	$1,488.0	$1,234.9	20%
Cost of sales		716.8	604.1		977.8	791.7
Cost of sales—impairment, restructuring and other		1.0	—		3.5	—
Gross profit		472.1	409.2	15%	506.7	443.2	14%
% of sales		39.7%	40.4%		34.1%	35.9%
Operating expenses:
Selling, general and administrative		179.7	166.0	8%	296.0	274.2	8%
Impairment, restructuring and other		0.2	10.2		3.7	10.0
Other (income) expense, net		2.0	0.7		1.6	(1.4)
Income from operations		290.2	232.3	25%	205.4	160.4	28%
% of sales		24.4%	22.9%		13.8%	13.0%
Equity in income of unconsolidated affiliates		(2.0)	(1.5)		(3.3)	(2.1)
Interest expense		28.9	22.6		54.1	40.4
Other non-operating (income) expense, net		(260.1)	9.2		(262.9)	6.7
Income from continuing operations before income taxes		523.4	202.0	159%	417.5	115.4	262%
Income tax expense (benefit) from continuing operations		126.5	49.3		103.2	(17.3)
Income from continuing operations		396.9	152.7	160%	314.3	132.7	137%
Income (loss) from discontinued operations, net of tax		(0.5)	(3.7)		2.5	(4.9)
Net income		$396.4	$149.0		$316.8	$127.8
Net (income) loss attributable to noncontrolling interest		0.1	(0.1)		0.1	(0.1)
Net income attributable to controlling interest		$396.5	$148.9		$316.9	$127.7

Basic income (loss) per common share:	(1)
Income from continuing operations		$7.17	$2.70	166%	$5.68	$2.33	144%
Income (loss) from discontinued operations		(0.01)	(0.06)		0.04	(0.09)
Net income		$7.16	$2.64		$5.72	$2.24

Diluted income (loss) per common share:	(2)
Income from continuing operations		$7.10	$2.66	167%	$5.62	$2.29	145%
Income (loss) from discontinued operations		(0.01)	(0.07)		0.05	(0.09)
Net income		$7.09	$2.59		$5.67	$2.20

Common shares used in basic income (loss) per share calculation		55.4	56.5	(2)%	55.4	57.0	(3)%
Common shares and potential common shares used in diluted income (loss) per share calculation		55.9	57.4	(3)%	55.9	58.0	(4)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(3)	$203.2	$165.2	23%	$126.2	$103.0	23%
Adjusted diluted income per common share from continuing operations	(2) (3)	$3.64	$2.88	26%	$2.26	$1.78	27%
Adjusted EBITDA	(3)	$327.4	$272.9	20%	$280.1	$228.0	23%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Six Months Ended
	March 30, 2019	March 31, 2018	% Change	March 30, 2019	March 31, 2018	% Change
Net Sales:
U.S. Consumer	$993.5	$920.2	8%	$1,130.4	$1,046.1	8%
Hawthorne	144.1	41.8	245%	284.8	118.5	140%
Other	52.3	51.3	2%	72.8	70.3	4%
Consolidated	$1,189.9	$1,013.3	17%	$1,488.0	$1,234.9	20%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$320.0	$286.2	12%	$277.0	$248.3	12%
Hawthorne	10.3	(4.8)	315%	14.7	(3.0)	590%
Other	3.8	1.6	138%	(0.2)	(2.5)	92%
Total Segment Profit (Non-GAAP)	334.1	283.0	18%	291.5	242.8	20%
Corporate	(34.3)	(33.6)		(62.1)	(58.7)
Intangible asset amortization	(8.4)	(6.9)		(16.8)	(13.7)
Impairment, restructuring and other	(1.2)	(10.2)		(7.2)	(10.0)
Equity in income of unconsolidated affiliates	2.0	1.5		3.3	2.1
Interest expense	(28.9)	(22.6)		(54.1)	(40.4)
Other non-operating income (expense), net	260.1	(9.2)		262.9	(6.7)
Income from continuing operations before income taxes (GAAP)	$523.4	$202.0	159%	$417.5	$115.4	262%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 30, 2019	March 31, 2018	September 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$37.5	$33.0	$33.9
Accounts receivable, net	1,032.9	931.3	310.5
Inventories	675.3	596.9	481.4
Prepaid and other current assets	93.7	78.1	59.9
Total current assets	1,839.4	1,639.3	885.7
Investment in unconsolidated affiliates	34.5	33.2	36.1
Property, plant and equipment, net	513.9	463.6	530.8
Goodwill	539.6	466.8	543.0
Intangible assets, net	837.9	777.6	857.3
Other assets	191.2	195.0	201.6
Total assets	$3,956.5	$3,575.5	$3,054.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$357.7	$335.8	$132.6
Accounts payable	298.7	253.5	150.5
Other current liabilities	503.5	316.8	329.6
Total current liabilities	1,159.9	906.1	612.7
Long-term debt	2,039.1	1,937.7	1,883.8
Distributions in excess of investment in unconsolidated affiliate	—	21.9	21.9
Other liabilities	135.4	213.9	176.5
Total liabilities	3,334.4	3,079.6	2,694.9
Equity	622.1	495.9	359.6
Total liabilities and equity	$3,956.5	$3,575.5	$3,054.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended March 30, 2019					Three Months Ended March 31, 2018
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)
Gross profit	$472.1	$—	$(1.0)	$—	$473.1	$409.2	$—	$—	$—	$409.2
Gross profit as a % of sales	39.7%				39.8%	40.4%				40.4%
Income from operations	290.2	—	(1.2)	—	291.4	232.3	—	(10.2)	—	242.5
Income from operations as a % of sales	24.4%				24.5%	22.9%				23.9%
Income from continuing operations before income taxes	523.4	—	(1.2)	257.3	267.3	202.0	—	(10.2)	(11.7)	223.9
Income tax expense from continuing operations	126.5	—	(1.5)	63.8	64.2	49.3	—	(6.3)	(3.0)	58.6
Income from continuing operations	396.9	—	0.3	193.5	203.1	152.7	—	(3.9)	(8.7)	165.3
Net income attributable to controlling interest	396.5	(0.5)	0.3	193.5	203.2	148.9	(3.7)	(3.9)	(8.7)	165.2
Diluted income per common share from continuing operations	7.10	—	0.01	3.46	3.64	2.66	—	(0.07)	(0.15)	2.88

Calculation of Adjusted EBITDA (3):	Three Months Ended March 30, 2019	Three Months Ended March 31, 2018
Net income (GAAP)	$396.4	$149.0
Income tax expense from continuing operations	126.5	49.3
Income tax expense (benefit) from discontinued operations	0.4	(1.8)
Loss on sale / contribution of business	—	3.7
Interest expense	28.9	22.6
Depreciation	14.0	12.8
Amortization	8.4	7.1
Impairment, restructuring and other charges from continuing operations	1.2	10.2
Impairment, restructuring and other charges from discontinued operations	—	0.2
Other non-operating (income) expense, net	(257.3)	11.7
Interest income	(2.4)	(2.5)
Expense on certain leases	0.9	0.9
Share-based compensation expense	10.4	9.7
Adjusted EBITDA (Non-GAAP)	$327.4	$272.9

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Six Months Ended March 30, 2019					Six Months Ended March 31, 2018
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)
Gross profit	$506.7	$—	$(3.5)	$—	$510.2	$443.2	$—	$—	$—	$443.2
Gross profit as a % of sales	34.1%				34.3%	35.9%				35.9%
Income from operations	205.4	—	(7.2)	—	212.6	160.4	—	(10.0)	—	170.4
Income from operations as a % of sales	13.8%				14.3%	13.0%				13.8%
Income from continuing operations before income taxes	417.5	—	(7.2)	257.3	167.4	115.4	—	(10.0)	(11.7)	137.1
Income tax expense from continuing operations	103.2	—	(1.9)	63.8	41.3	(17.3)	—	(48.3)	(3.0)	34.0
Income from continuing operations	314.3	—	(5.3)	193.5	126.1	132.7	—	38.3	(8.7)	103.1
Net income attributable to controlling interest	316.9	2.5	(5.3)	193.5	126.2	127.7	(4.9)	38.3	(8.7)	103.0
Diluted income per common share from continuing operations	5.62	—	(0.09)	3.46	2.26	2.29	—	0.66	(0.15)	1.78

Calculation of Adjusted EBITDA (3):	Six Months Ended March 30, 2019	Six Months Ended March 31, 2018
Net income (GAAP)	$316.8	$127.8
Income tax expense (benefit) from continuing operations	103.2	(17.3)
Income tax expense (benefit) from discontinued operations	2.3	(1.8)
Loss on sale / contribution of business	—	3.5
Interest expense	54.1	40.4
Depreciation	27.9	25.5
Amortization	16.8	14.1
Impairment, restructuring and other charges from continuing operations	7.2	10.0
Impairment, restructuring and other charges (recoveries) from discontinued operations	(4.9)	1.6
Other non-operating (income) expense, net	(257.3)	11.7
Interest income	(4.8)	(5.0)
Expense on certain leases	1.8	1.8
Share-based compensation expense	17.0	15.7
Adjusted EBITDA (Non-GAAP)	$280.1	$228.0

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the Company’s joint venture with TruGreen Holding Corporation (the “TruGreen Joint Venture”) that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

purchase accounting fair value write-down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company held a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company did not control, nor did it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company had control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

•
Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 5.25 at March 30, 2019) and an interest coverage ratio (minimum of 3.00 for the twelve months ended March 30, 2019).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and six months ended March 30, 2019, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
On March 19, 2019, the Company entered into an agreement under which it sold, to TruGreen Companies L.L.C., a subsidiary of TruGreen Holding Corporation, all of its approximately 30% equity interest in Outdoor Home Services Holdings LLC, a lawn services joint venture between the Company and TruGreen Holding Corporation (the “TruGreen Joint Venture”). Under the terms of the agreement, the Company received cash proceeds of $234.2 million related to the sale of its equity interest in the TruGreen Joint Venture and $18.4 million related to the payoff of second lien term loan financing. During the three and six months ended March 30, 2019, the Company recognized a pre-tax gain of $259.8 million related to this sale in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statement of Operations.

•
In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst, which is a company-wide restructuring effort to reduce operating costs throughout the U.S. Consumer, Hawthorne and Other segments and drive synergies from recent acquisitions within the Hawthorne segment. During the three and six months ended March 30, 2019, the Company continued to execute on its planned facility closures and consolidations which resulted in charges of $2.1 million and $7.6 million, respectively, related to Project Catalyst. During the three and six months ended March 30, 2019, the Company recognized charges of $1.0 million and $3.5 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits, facility closure costs and impairment of property, plant and equipment. During the three and six months ended March 30, 2019, the Company recognized charges of $1.1 million and $4.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits and facility closure costs. The Company also recognized a charge of $2.5 million for the three and six months ended March 30, 2019 in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations related to the write-off of accumulated foreign currency translation loss adjustments of a foreign subsidiary that was substantially liquidated.

•
The Company recognized favorable adjustments of $0.9 million and $0.4 million, respectively, related to the previously disclosed legal matter In re Scotts EZ Seed Litigation for the three and six months ended March 30, 2019, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized insurance recoveries of $5.0 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation for the six months ended March 30, 2019 in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

For the three and six months ended March 31, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
The Company recognized adjustments to previously recognized termination benefits related to Project Focus activity of $0.2 million for the six months ended March 31, 2018 within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized a charge of $10.2 million for a probable loss on a previously disclosed legal matter for the three and six months ended March 31, 2018 within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
On December 22, 2017, H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) was signed into law. The Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and reduces the federal corporate statutory tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the federal corporate statutory tax rate for fiscal 2018 was prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. Included in the effective tax rate for the three and six months ended March 31, 2018 are one-time impacts related to the tax law change of $45.7 million. These include a one-time $45.9 million net tax benefit adjustment reflecting the revaluation of the Company’s net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized a one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the Act of $14.0 million, partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $13.9 million.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•
As a result of the enactment of the Act, the Company repatriated cash from a foreign subsidiary during the second quarter of fiscal 2018 resulting in the liquidation of substantially all of the assets of the subsidiary and the write-off of accumulated foreign currency translation loss adjustments of $11.7 million for the three and six months ended March 31, 2018 within the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.